EXHIBIT 99.1



           Secured Digital Applications, Inc. Completes Acquisition of
                     Majority Ownership of Gallant IT Group

NEW YORK--(BUSINESS WIRE)--September 29 2004--Secured Digital Applications, Inc. (OTCBB: SDGL) www.digitalapps.net today announced that on September 29, 2004, it had completed the acquisition of a 56% controlling interest in Gallant IT Holdings (M) Sdn Bhd (www.gallant-it.com.my), a leading Malaysian provider of information technology products and services and one of the country's major distributors of Apple computers. On September 22, 2004, Secured Digital announced that it had entered into a definitive agreement to acquire this majority stake.

The purchase price for the acquisition was $658,000. Following Secured Digital's investment in the Gallant IT Group, Gallant Zone (M) Sdn Bhd, Gallant Focus Sdn Bhd and Gallant IT Distribution Sdn Bhd will become wholly-owned subsidiaries of Gallant IT Holdings Sdn Bhd. Secured Digital has also appointed Patrick Lim, Valerie Looi and Mustaffa Yacob as additional directors in addition to the two incumbent directors on the board of Gallant IT Holdings Sdn Bhd and its subsidiaries.

To further strengthen and streamline the operations of Gallant, Secured Digital will relocate immediately Gallant's Apple repair and distribution center from the Mid-Valley Megamall, Kuala Lumpur, to Secured Digital's facility in Petaling Jaya, Selangor, Malaysia.

About Secured Digital Applications:
Secured Digital Applications, Inc. (formerly known as Digital Broadband Networks, Inc.) and its subsidiaries are involved in the development, integration and provision of secured shipping and supply chain management service, sale of biometrics security systems and the development of Web based interactive multimedia content. The group is also involved in the sale of the EyStar SmartHome Console, broadband modems and IP cameras. For more information, please visit www.digitalapps.net and www.eystar.com.

Safe Harbor Statement:

Information contained herein contains forward-looking statements and information that are based upon beliefs of, and information currently available to, management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Secured Digital Applications, Inc. does not undertake to update, revise or correct any forward-looking statements. Investors are cautioned that current results are

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not necessarily indicative of future results, and actual
results may differ from projected amounts. For more complete information concerning factors which could affect the Company's results, reference is made to the Company's registration statements, reports and other documents filed with the Securities and Exchange Commission. Investors should carefully consider the preceding information before making an investment in the common stock of the Company.

L.G. Zangani, LLC provides financial public relations service to the Company, As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of moneys, capital stock in the Company, warrants or options to purchase capital in the Company.

Contact

Valerie Looi
Secured Digital Applications, Inc.
Phone: 011 (603) 7955 4582
e-mail: valerie.looi@digitalapps.net


Leonardo Zangani
L.G. Zangani LLC
Phone: (908) 7889660
e-mail: leonardo@zangani.com